December 2025

Preliminary Pricing Supplement No. 12,627

Registration Statement Nos. 333-275587; 333-275587-01

Dated December 10, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Assets

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the iShares® Bitcoin Trust ETF (the “underlying”)

￭The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not guarantee the payment of interest, do not guarantee the repayment of principal and are subject to potential automatic call prior to the maturity date upon the terms described below. The securities have the terms described in the accompanying product supplement for principal at risk securities and prospectus, as supplemented or modified by this document.

￭Contingent Coupon. The securities will pay a contingent coupon on a monthly basis until the earlier of the maturity date or automatic call if, and only if, the fund closing price on the calculation day for that month is greater than or equal to the coupon threshold price. However, if the fund closing price on a calculation day is less than the coupon threshold price, you will not receive any contingent coupon payment for the relevant month. If the fund closing price is less than the coupon threshold price on every calculation day, you will not receive any contingent coupon payments throughout the entire term of the securities.

￭ The coupon threshold price is equal to 60% of the starting price. The contingent coupon rate will be determined on the pricing date and will be at least 12.85% per annum.

￭Automatic Call. Beginning after six months, the securities will be automatically called if the fund closing price on any of the calculation days (other than the final calculation day) is greater than or equal to the starting price for a cash payment equal to the face amount plus a final contingent coupon payment. No further payments will be made on the securities once they have been called.

￭Potential Loss of Principal. If the securities are not automatically called prior to maturity, you will receive the face amount at maturity if, and only if, the ending price is greater than or equal to the downside threshold price. If the ending price is less than the downside threshold price, investors will be fully exposed to the decline in the underlying on a 1-to-1 basis and will receive a maturity payment amount that is less than 60% of the face amount of the securities and could be zero.

￭Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent coupon payments throughout the entire term of the securities.

￭The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no contingent coupon payments over the entire term of the securities.

￭Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the underlying seeks to reflect generally the performance of the price of bitcoin and therefore the securities involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so

￭Investors will not participate in any appreciation of the underlying.

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any assets included in the underlying.

The current estimated value of the securities is approximately $960.40 per security, or within $35.00 of that estimate. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$15.75	$984.25
Total	$	$	$

(1)Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $15.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $10.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)In respect of certain securities sold in this offering, we may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	December 31, 2026*, subject to postponement if the final calculation day is postponed
Underlying:	iShares® Bitcoin Trust ETF (the “underlying”)
Fun underlying asset:	Bitcoin (“underlying asset”)
Contingent coupon payment:

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the fund closing price of the underlying on the related calculation day is greater than or equal to the coupon threshold price.

Each “contingent coupon payment”, if any, will be calculated per security as follows:

($1,000 × contingent coupon rate) / 12.

Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

If the fund closing price of the underlying on any calculation day is less than the coupon threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date.

If the fund closing price of the underlying is less than the coupon threshold price on all monthly calculation days, you will not receive any contingent coupon payments over the term of the securities.

Contingent coupon payment dates:	Three business days after the applicable calculation day.**
Contingent coupon rate:	The “contingent coupon rate” will be determined on the pricing date and will be at least 12.85% per annum.
Automatic call:

The securities are not subject to automatic call until approximately six months after the original issue date. Following this 6-month non-call period, if, on any calculation day (other than the final calculation day), beginning in June 2026, the fund closing price of the underlying is greater than or equal to the starting price, the securities will be automatically called on the related call settlement date for a cash payment per security equal to the face amount plus a final contingent coupon payment.

The securities will not be automatically called on any call settlement date if the fund closing price of the underlying is less than the starting price on the related calculation day.

Any positive return on the securities will be limited to the contingent coupon payments, if any, even if the fund closing price of the underlying on the applicable calculation day significantly exceeds the starting price. You will not participate in any appreciation of the underlying.

Calculation days:	Monthly, on the 28th of each month, commencing in January 2026 and ending on the final calculation day. We also refer to the December 2026 calculation day as the “final calculation day.”***
Call settlement date:	Three business days after the applicable calculation day.***
Maturity payment amount:

If the securities are not automatically called, you will be entitled to receive on the maturity date a cash payment per security equal to the maturity payment amount (in addition to the final contingent coupon payment due at maturity, if payable). The “maturity payment amount” per security will equal:

●if the ending price is greater than or equal to the downside threshold price:

$1,000; or

●if the ending price is less than the downside threshold price:

$1,000 × performance factor

If the securities are not automatically called prior to maturity and the ending price is less than the downside threshold price, you will receive significantly less than the stated principal amount of your securities and you will not receive any contingent coupon payment at maturity. Under these circumstances, you will lose more than 40%, and possibly all, of your investment.

Starting price:	$ , which is the fund closing price of the underlying on the pricing date

December 2025 Page 2

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Coupon threshold price:	$ , which is equal to 60% of the starting price.
Downside threshold price:	$ , which is equal to 60% of the starting price.
Ending price:	The “ending price” will be the fund closing price of the underlying on the final calculation day.
Performance factor:	The ending price divided by the starting price (expressed as a percentage).
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	December 29, 2025*
Original issue date:	January 2, 2026* (3 business days after the pricing date)
Adjustment factor:

1.0, subject to adjustment in the event of certain events affecting the underlying. See “General Terms of the Securities—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement for principal at risk securities.

CUSIP / ISIN:	61779TW78 / US61779TW785
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

*To the extent we make any change to the pricing date or original issue date, the calculation days and maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

** Subject to postponement pursuant to “General Terms of the Securities—Payment Dates” in the accompanying product supplement for principal at risk securities.

*** Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event;

Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

December 2025 Page 3

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $960.40, or within $35.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent coupon rate, the coupon threshold price and the downside threshold price, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

December 2025 Page 4

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Investor Considerations

The Principal at Risk Securities Linked to the the iShares® Bitcoin Trust ETF December 31, 2026 (the “securities”) may be appropriate for investors who:

￭seek an investment with contingent coupon payments at a rate of at least 12.85% per annum (to be determined on the pricing date) until the earlier of the maturity date or automatic call, if, and only if, the fund closing price of the underlying on the applicable monthly calculation day is greater than or equal to 60% of the starting price;

￭understand that if the fund closing price of the underlying on the final calculation day has declined by more than 40% from the starting price, they will be fully exposed to the decline in the underlying from the starting price and will lose more than 40%, and possibly all, of the face amount of their securities at maturity;

￭are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the securities;

￭understand that the securities may be automatically called prior to the maturity date and that the term of the securities may be as short as approximately six months;

￭understand and are willing to accept the full downside risks of the underlying;

￭are willing to forgo participation in any appreciation of the underlying and fixed interest payments on the securities; and

￭are willing to hold the securities until maturity.

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭seek a liquid investment or are unable or unwilling to hold the securities to maturity;

￭require full payment of the face amount of the securities at maturity;

￭seek a security with a fixed term;

￭are unwilling to accept the risk that the fund closing price of the underlying may decline by more than 40% from the starting price to the ending price, in which case they will lose a significant portion or all of their investment;

￭seek current income;

￭are unwilling to accept the risk of exposure to the underlying, including risks associated with bitcoin;

￭seek exposure to the upside performance of the underlying;

￭are unwilling to accept our credit risk; or

￭prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying, please see the section titled “iShares® Bitcoin Trust ETF Overview” below.

December 2025 Page 5

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Determining Payment on a Contingent Coupon Payment Date and on the Maturity Date

If the securities have not been previously automatically called, on each monthly contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the fund closing price of the underlying on the related monthly calculation day.

Determine whether a contingent coupon payment is paid on the applicable contingent coupon payment date based on the fund closing price of the underlying on the relevant calculation day, as follows:

Beginning after six months, if the fund closing price of the underlying on a calculation day is greater than or equal to the starting price, the securities will be automatically called on the applicable call settlement date for an amount in cash equal to $1,000 plus the related contingent coupon payment.

On the maturity date, if the securities have not been automatically called prior to the maturity date, you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the maturity payment amount) calculated as follows:

December 2025 Page 6

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Hypothetical Payout Profile

The hypothetical payout profile below illustrates the maturity payment amount on the securities for a range of hypothetical performances of the underlying from its starting price to its ending price on the final calculation day. The hypothetical payout profile excludes any hypothetical contingent coupon payments.

The underlying
The securities
Maturity payment amount per security
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$1,000
Face amount
40%
contingent
downside
protection
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage change from the starting price to the ending price

December 2025 Page 7

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Scenario Analysis and Examples of Hypothetical Payments on the Securities

The following hypothetical examples illustrate how to determine whether a contingent coupon payment is paid with respect to a calculation day and how to calculate the maturity payment amount, if any, if the securities have not been automatically called. The following examples are for illustrative purposes only. Whether you receive a contingent coupon payment will be determined by reference to the fund closing price of the underlying on each calculation day, and the amount you will receive at maturity, if any, will be determined by reference to the ending price on the final calculation day. The actual starting price, coupon threshold price, downside threshold price and contingent coupon rate will be determined on the pricing date. All payments on the securities, if any, are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for the ease of analysis. The below examples are based on the following terms*:

Hypothetical contingent coupon payment:

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the fund closing price of the underlying on the related calculation day is greater than or equal to the coupon threshold price.

If payable, the contingent coupon payment will be an amount in cash per face amount corresponding to a return of 12.85% per annum for each interest payment period for each applicable calculation day. These hypothetical examples reflect a hypothetical contingent monthly coupon rate of 12.85% (corresponding to $10.708 per month per security**).

It is possible that the fund closing price of the underlying will be less than the coupon threshold price for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent coupon payments.

Hypothetical starting price:	$100
Hypothetical coupon threshold price:	$60, which is 60% of the hypothetical starting price
Hypothetical downside threshold price:	$60, which is 60% of the hypothetical starting price

* The hypothetical starting price of 100 for the underlying has been chosen for illustrative purposes only and does not represent the actual starting price of the underlying. The actual starting price, coupon threshold price and downside threshold price will be determined on the pricing date and will be set forth under “Terms” above. For historical data regarding the actual fund closing prices of the underlying, see the historical information set forth herein.

**The actual contingent coupon payment will be an amount determined by the calculation agent based on the actual contingent coupon rate. The hypothetical contingent monthly coupon of $10.708 is used in these examples for ease of analysis.

In Example 1, the fund closing price of the underlying fluctuates over the term of the securities and the fund closing price of the underlying is greater than or equal to the hypothetical starting price of $100.00 on one of the calculation days following the 6-month non-call period. Because the fund closing price of the underlying is greater than or equal to the starting price on such a date, the securities are automatically called on the related call settlement date. In Examples 2, 3 and 4, the fund closing price of the underlying on each of the calculation days is less than the starting price, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

Example 1 — The securities are automatically called following the sixth calculation day (which is the first calculation day following which the securities can be called), as the fund closing price of the underlying on the sixth calculation day is greater than or equal to the starting price. The fund closing price of the underlying is greater than or equal to the coupon threshold price on only 3 of the 5 monthly calculation days prior to (and excluding) the calculation day immediately preceding the automatic call. Therefore, you would receive the contingent monthly coupons with respect to those 3 calculation days, totaling $10.708 × 3 = $32.124, but not for the other calculation day. The fund closing price of the underlying is equal to the starting price on the sixth calculation day. Upon automatic call, investors receive a cash payment per security calculated as $1,000 + $10.708 = $1,010.708.

The total payment over the 6-month term of the securities is $32.124 + $1,010.708 = $1,042.832.

Example 2 — The securities are not called prior to maturity, as the fund closing price of the underlying is less than the starting price on every calculation day. The fund closing price of the underlying is greater than or equal to the coupon threshold price on all 11 calculation days prior to (and excluding) the final calculation day, and the ending price is also greater than or equal to the coupon threshold price and the downside threshold price on the final calculation day. Therefore, you would receive (i) the contingent coupon

December 2025 Page 8

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

payments with respect to the 11 calculation days prior to (and excluding) the final calculation day, totaling $10.708 × 11 = $117.788, and (ii) the maturity payment amount calculated as $1,000 + $10.708 = $1,010.708.

The total payment over the 1-year term of the securities is $117.788 + $1,010.708 = $1,128.496

This example illustrates the scenario where you receive a contingent coupon payment on every contingent coupon payment date throughout the term of the securities and receive your principal back at maturity, resulting in an annual interest rate of 12.85% over the 1-year term of the securities. This example, therefore, represents the maximum amount payable over the 1-year term of the securities. To the extent that the contingent coupon payments are not paid on every contingent coupon payment date, the effective rate of interest on the securities will be less than 12.85% per annum and could be zero.

Example 3 — The securities are not called prior to maturity, as the fund closing price of the underlying is less than the starting price on every calculation day. The fund closing price of the underlying is greater than or equal to the coupon threshold price on 5 out of the 11 calculation days prior to (and excluding) the final calculation day. The ending price is $100.00, which is greater than or equal to the downside threshold price. In this scenario, you receive a maturity payment amount equal to the stated principal amount plus a contingent coupon payment with respect to the final calculation day. Therefore, you would receive (i) the contingent coupon payments with respect to those 5 calculation days prior to (and excluding) the final calculation day, totaling $10.708 × 5 = $53.54, but not for the other 6 calculation days, and (ii) the maturity payment amount calculated as $1,000 + $10.708 = $1,010.708.

The total payment over the 1-year term of the securities is $53.54+ $1,010.708 = $1,064.248.

Example 4 — The securities are not called prior to maturity, as the fund closing price of the underlying is less than the starting price on every calculation day. The fund closing price of the underlying is also less than the coupon threshold price on every calculation day, including the final calculation day. The ending price is $40.00, which is less than the downside threshold price. Therefore, you would receive no contingent coupon payments throughout the entire term of the securities, and the maturity payment amount would be calculated as $1,000 × ($40.00 / $100.00) = $400.00.

The total payment over the 1-year term of the securities is $0 + $400.00 = $400.00.

If the securities are not automatically called prior to maturity and the ending price is less than the downside threshold price, investors will be exposed to the downside performance of the underlying at maturity, and the maturity payment amount will be less than 60% of the face amount per security and could be zero.

December 2025 Page 9

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of the face amount of your securities at maturity. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the return of the face amount of your securities at maturity. If the securities have not been automatically called and if the ending price is less than the downside threshold price of 60% of the starting price, you will be exposed to the decline in the price of the underlying, as compared to the starting price, on a 1-to-1 basis, and you will receive for each security that you hold at maturity an amount equal to the face amount multiplied by the performance factor. In this case, you will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

￭The securities do not provide for the regular payment of interest. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent coupon payment but only if the fund closing price of the underlying is greater than or equal to the coupon threshold price on the related calculation day. However, if the fund closing price of the underlying is less than the coupon threshold price on the relevant calculation day for any interest period, we will pay no contingent coupon payment on the applicable contingent coupon payment date. If the fund closing price of the underlying is less than the coupon threshold price on each calculation day, you will not receive any contingent coupon payments throughout the entire term of the securities. It is possible that the fund closing price of the underlying will be less than the coupon threshold price for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent coupon payments. If you do not earn sufficient contingent coupon payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

￭The contingent coupon payment, if any, is based on the fund closing price of the underlying on only the related monthly calculation day at the end of the related interest period. Whether the contingent coupon payment will be paid on any contingent coupon payment date will be determined at the end of the relevant interest period based on the fund closing price of the underlying on the relevant monthly calculation day. As a result, you will not know whether you will receive the contingent coupon payments on any contingent coupon payment date until near the end of the relevant interest period. Moreover, because the contingent coupon payment is based solely on the value of the underlying on the monthly calculation days, if the fund closing price of the underlying of the underlying on any calculation day is below the coupon threshold price, you will not receive the contingent coupon payment for the related interest period, even if the price of the underlying was at or above the coupon threshold price on other days during that interest period.

￭Investors will not participate in any appreciation in the price of the underlying. Investors will not participate in any appreciation in the price of the underlying from the starting price, and the return on the securities will be limited to the contingent coupon payments, if any, that are paid with respect to each calculation day on which the fund closing price of the underlying is greater than or equal to the coupon threshold price, if any.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the price of the underlying on any day, including in relation to the starting price, the coupon threshold price and the downside threshold price, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

othe trading price and volatility (frequency and magnitude of changes in value) of the underlying,

owhether the closing price of the underlying has been below the coupon threshold price on any calculation day,

ogeopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events that affect the underlying or the markets generally and which may affect the price of the underlying, othe time remaining until the securities mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe occurrence of certain events affecting the underlying that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

December 2025 Page 10

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if the underlying has closed near or below the coupon threshold price and downside threshold price, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the face amount of your securities.

You cannot predict the future performance of the underlying based on its historical performance. The price of the underlying may decrease and be below the coupon threshold price on each calculation day so that you will receive no return on your investment, and the underlying may close below the downside threshold price on the final calculation day so that you will lose a significant portion or all of your initial investment in the securities. There can be no assurance that the fund closing price of the underlying will be at or above the coupon threshold price on any calculation day so that you will receive a coupon payment on the securities for the applicable interest period, or that it will be at or above the downside threshold price on the final calculation day so that you do not suffer a significant loss on your initial investment in the securities. The underlying began trading on January 11, 2024 and therefore has limited historical performance. See “iShares® Bitcoin Trust ETF Overview” below.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities upon an automatic call, on any contingent coupon payment date or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlying or its underlying asset. Investing in the securities is not equivalent to investing in the underlying or its underlying asset. Investors in the securities will not have voting rights or any other rights with respect to the underlying or the underlying asset. As a result, the return will not reflect the return investors would realize if they actually owned and held the underlying or the underlying asset for a period similar to the term of the investment, because the investors will not receive any dividend payments, distributions or any other payments made on such shares or asset, as applicable.

￭Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic call feature of the securities. If the securities are called prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be called within the first six months of the term of the securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market

December 2025 Page 11

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting price, the threshold price, the ending price, whether the securities will be called on the call settlement date and will calculate the amount of cash you receive at maturity if the securities are not automatically called prior to maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and calculation of the ending price in the event of a market disruption event or certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying or its underlying asset), including trading in the underlying and in other instruments relate to the underlying or the underlying asset. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final calculation day approaches. Some of our affiliates also trade the underlying or the underlying asset and other financial instruments related to the underlying or the underlying asset on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting price of the underlying, and, therefore, could increase (i) the price at or above which the underlying must close on the calculation days so that the securities are called for a cash payment equal to the face amount plus a final contingent coupon payment, (ii) the price at or above which the underlying must close on each calculation day in order for you to earn a contingent coupon payment and (iii) the price at or above which the underlying must close on the final calculation day so that you are not exposed to the negative performance of the underlying at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying on the calculation days, and, accordingly, whether we call the securities prior to maturity, whether we pay a contingent coupon payment on the securities and the amount of cash you will receive at maturity.

￭The maturity date may be postponed if the final calculation day is postponed. If the scheduled final calculation day is not a trading day or if a market disruption event occurs on that day so that the final calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that final calculation day as postponed.

December 2025 Page 12

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Information About the Securities—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax consequences of an investment in the securities, possibly retroactively.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying

￭The securities are subject to risks associated with bitcoin and digital assets. The investment objective of the iShares® Bitcoin Trust ETF is to reflect generally the performance of the price of bitcoin, less the iShares® Bitcoin Trust ETF’s expenses. Bitcoin is a digital asset, and use of bitcoin in the retail and commercial marketplace is relatively limited. Bitcoin generally operates without central authority or banks and is not backed by any government or organized governing body. Digital assets such as bitcoin represent new, novel and rapidly evolving products, and their value is influenced by a wide variety of factors that are uncertain and difficult to evaluate. The trading prices of many digital assets, including bitcoin, have experienced extreme volatility in recent periods and may continue to do so. Digital asset markets in the United States exist in a state of regulatory uncertainty and the exchanges on which bitcoin trades globally, including in the United States, are relatively new and, in most cases, largely unregulated. Legislative or regulatory developments could significantly affect the value of bitcoin, as could competition from other digital assets. Political or economic crises may motivate large-scale sales of bitcoin, resulting in a reduction in the price of bitcoin. The value of bitcoin could be adversely affected by the actions of bitcoin miners and changes in the block rewards and transaction fees miners earn. Bitcoin is susceptible to theft, loss and fraud. The Bitcoin Network, bitcoin custodians and trading platforms are subject to risks relating to operational problems, technical glitches, internet disruptions, shutdowns, hackers and malware, all of which may also affect the price of bitcoin. Over the past several years, some digital asset platforms have been closed, been subject to criminal and civil litigation and have entered into bankruptcy proceedings due to fraud and manipulative activity, business failure and/or security breaches. Negative perception, a lack of stability and standardized regulation in the digital asset markets and/or the closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, security breaches or government

December 2025 Page 13

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

mandated regulation, and associated losses by customers, may reduce confidence in digital asset networks and result in greater volatility in the prices of digital assets, including bitcoin. These and other factors could have an adverse effect on the price of bitcoin and, therefore, the value of the securities.

￭Investments linked to bitcoin are subject to specific risks relating to security threats. Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to digital assets, including bitcoin. The sponsor of the underlying has stated that it believes that the bitcoins held in the underlying’s account at its bitcoin custodian or trading balance held with its prime execution agent will be an appealing target to hackers or malware distributors seeking to steal the underlying’s bitcoins and will only become more appealing as the amount or value of the underlying’s assets grow. To the extent that the underlying is unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the underlying’s bitcoins may be subject to theft, loss or other attack.

￭Investments linked to bitcoin are subject to specific risks relating to fraud and manipulation. Many digital asset platforms, both in the United States and abroad, are unlicensed, not subject to, or not in compliance with, regulation in relevant jurisdictions, or operate without extensive supervision by governmental authorities, and therefore may be more susceptible to fraudulent or manipulative acts and practices. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions and may take the position that they are not subject to laws and regulations that would apply to a regulated financial market in the United States, or may, as a practical matter, be beyond the ambit of U.S. regulators. Furthermore, many bitcoin trading venues lack certain safeguards put in place by exchanges for more traditional assets to enhance the stability of trading on the exchanges, such as circuit breakers. Tools to detect and deter fraudulent or manipulative trading activities such as market manipulation, front-running of trades, and wash-trading may not be available to or employed by digital asset platforms, or may not exist at all. Sources of fraud and manipulation in the bitcoin market generally include, among others (1) wash trading; (2) persons with a dominant position in bitcoin manipulating bitcoin pricing; (3) hacking of the bitcoin network and trading platforms; (4) malicious control of the bitcoin network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in bitcoin, new sources of demand for bitcoin) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” and (7) fraud and manipulation at bitcoin trading platforms. The effect of potential market manipulation, front-running, wash-trading, and other fraudulent or manipulative trading practices may inflate the volumes actually present in crypto market and/or cause distortions in price, which could adversely impact the underlying’s creation and redemption arbitrage mechanism and affect the value of the underlying and, consequently, the securities.

￭The underlying has very limited historical performance. The underlying began trading on January 11, 2024 and therefore has very limited historical performance. Past performance should not be considered indicative of future performance.

￭The performance and market price of the underlying, particularly during periods of market volatility, may not correlate with the performance of its underlying asset or the net asset value per share of the underlying. The underlying does not fully replicate the performance of its underlying asset due to the fees and expenses charged by such underlying or by restrictions on access to its underlying asset due to other circumstances. The underlying does not generate any income, and as the underlying regularly sells its underlying asset to pay for ongoing expenses, the amount of the underlying asset represented by each share of such underlying gradually declines over time. The underlying sells its underlying asset to pay expenses on an ongoing basis irrespective of whether the trading price of shares of such underlying rises or falls in response to changes in the price of its underlying asset. The sale by the underlying of underlying asset to pay expenses at a time of relatively low prices for such underlying asset could adversely affect the value of the securities. Additionally, there is a risk that part or all of the holdings of the underlying in its underlying asset could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. Finally, because the shares of the underlying are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying may differ from the net asset value per share of the underlying.

In particular, during periods of market volatility or unusual trading activity, trading in the underlying’s underlying asset may be disrupted or limited, or such underlying asset may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying, and their ability to create and redeem shares of the underlying may be disrupted. Under these circumstances, the market price of the underlying may vary substantially from the net asset value per share of the underlying or the performance of its underlying asset.

For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying asset or the net asset value per share of the underlying. Any of these events could materially and adversely affect the price of the underlying and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the calculation day, the calculation agent would maintain discretion to determine whether such market volatility or events have caused

December 2025 Page 14

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

a market disruption event to occur, and such determination may affect the payment at maturity of the securities. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based on the published closing price per share of the underlying on the calculation day, even if the underlying is underperforming its underlying asset and/or trading below the net asset value per share of the underlying.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the underlying. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying. However, the calculation agent will not make an adjustment for every event that could affect the underlying. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the value of the securities.

￭Historical prices of the underlying should not be taken as an indication of the future performance of the underlying during the term of the securities. No assurance can be given as to the price of the underlying at any time, including on the final calculation day, because historical prices of the underlying do not provide an indication of future performance of the underlying.

December 2025 Page 15

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

iShares® Bitcoin Trust ETF Overview

The iShares® Bitcoin Trust ETF (“the Trust”) is a Delaware statutory trust sponsored by iShares® Delaware Trust Sponsor LLC that seeks to reflect generally the performance of the price of bitcoin, which is its underlying asset, less the Trust’s expenses and liabilities. The assets of the Trust consist primarily of bitcoin held by a custodian on behalf of the Trust. Information provided to or filed with the Securities and Exchange Commission by the Trust pursuant to the Securities Act of 1933 can be located by reference to Securities and Exchange Commission file number 001- 41914 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the underlying may be obtained from other publicly available sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

We have derived all information regarding the Trust, including its composition and method of calculation, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by the sponsor of the Trust, iShares® Delaware Trust Sponsor LLC, an indirect subsidiary of BlackRock, Inc. BlackRock Fund Advisors is the trustee of the Trust; Coinbase Custody Trust Company, LLC is the custodian for the Trust’s bitcoin holdings; Anchorage Digital Bank N.A. is an available alternative custodian for the Trust’s bitcoin holdings; Coinbase, Inc., an affiliate of Coinbase Custody Trust Company, LLC, is the prime exchange agent; the Bank of New York Mellon is the custodian for the Trust’s cash holdings and the administrator of the trust; and Wilmington Trust Company, a Delaware trust company, serves as the trustee of the Trust.

The Trust issues (in blocks of 40,000 shares, each of which is referred to as a “basket”) shares representing fractional undivided beneficial interests in its net assets. The assets of the Trust consist primarily of bitcoin held by a custodian on behalf of the Trust. The shares of the Trust are intended to constitute a simple and cost-effective means of making an investment similar to an investment in bitcoin rather than by acquiring, holding and trading bitcoin directly on a peer-to-peer or other basis or via a digital asset platform. The trustee of the Trust sells bitcoin held by the Trust to pay the Trust’s expenses on an as-needed basis irrespective of then-current bitcoin prices.

The Trust is not actively managed and will not take any actions to take advantage, or mitigate the impacts, of volatility in the price of bitcoin. The Trust pays the sponsor’s fee, which accrues daily at an annualized rate equal to 0.25% of the net asset value of the Trust, at least quarterly in arrears. The trustee of the Trust will, when directed by the sponsor of the Trust, and, in the absence of such direction, may in its discretion, sell bitcoin in such quantity and at such times as may be necessary to permit payment of the Trust sponsor’s fee and Trust expenses or liabilities not assumed by the sponsor. As a result of the recurring sales of bitcoin necessary to pay the Trust sponsor’s fee and Trust expenses or liabilities not assumed by the Trust sponsor, the net asset value of the Trust will decrease over the life of the trust. New purchases of bitcoin utilizing cash proceeds from new shares issued by the Trust do not reverse this trend. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying is accurate or complete.

The following graph sets forth the daily fund closing prices of the underlying for the period from January 11, 2024 through December 9, 2025. The fund closing price of the underlying on December 9, 2025 was $52.85. The underlying began trading on January 11, 2024 and therefore has limited historical performance. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The underlying has at times experienced periods of high volatility. You should not take the historical prices of the underlying as an indication of its future performance, and no assurance can be given as to the fund closing price of the underlying at any time, including on the call date or the calculation day.

iShares® Bitcoin Trust ETF Daily Closing Prices January 11, 2024* to December 9, 2025
*The underlying began trading on January 11, 2024 and therefore has limited historical performance.

December 2025 Page 16

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

This document relates only to the securities offered hereby and does not relate to the underlying. We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying (and therefore the price of the underlying at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying.

Bitcoin. Bitcoin is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the Bitcoin Network, commonly referred to as the Bitcoin Protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin are protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the Bitcoin Network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the Bitcoin Protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.

Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can range from bitcoin enthusiasts to professional mining operations that design and build dedicated machines and data centers.

December 2025 Page 17

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Tax Consequences to U.S. Holders

Assuming the treatment of the securities as set forth above is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, the following U.S. federal income tax consequences should result.

 Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

 Tax Treatment of Coupon Payments. Any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

 Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated in the same manner as a coupon payment. In general, any such gain or loss recognized should be short-term capital gain or loss if the U.S. Holder has held the securities for one year or less at the time of the sale, exchange or settlement, and should be long-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

As discussed under “United States Federal Taxation— Possible Alternative Tax Treatments of an Investment in the Securities” in the accompanying product supplement for principal at risk securities, alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and character of income, gain or loss with respect to the securities.

Tax Consequences to Non-U.S. Holders

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

As discussed in the accompanying product supplement for principal at risk securities, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply

December 2025 Page 18

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $15.75 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $10.00 per security. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to “agent” refer to each of MS & Co. and WFS, as agents for this offering, except that references to “agent” in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the contingent coupon rate, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Estimated Value of the Securities” beginning on page 4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement.

December 2025 Page 19

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due December 31, 2026

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for principal at risk securities or in the prospectus.

December 2025 Page 20